CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Lincoln Variable Insurance Products Trust and to the use of our report dated February 22, 2024 on the financial statements and financial highlights of LVIP JPMorgan Core Bond Fund, LVIP JPMorgan Mid Cap Value Fund, LVIP JPMorgan Small Cap Core Fund and LVIP JPMorgan U.S. Equity Fund, each a series of shares of Lincoln Variable Insurance Products Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ Tait, Weller & Baker LLP

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 29, 2024